Exhibit 4.1

PINNACLE WEST CAPITAL CORPORATION

TO

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

As Trustee under Pinnacle West Capital Corporation’s Indenture dated as of December 1, 2000 (For Senior Securities)

Fifth Supplemental Indenture

Dated as of June 10, 2024

Floating Rate Senior Notes due 2026

This FIFTH SUPPLEMENTAL INDENTURE, dated as of June 10, 2024, is between Pinnacle West Capital Corporation, a corporation duly organized and existing under the laws of the State of Arizona (herein called the “Company”), having its principal office at 400 North Fifth Street, Phoenix, Arizona 85004, and The Bank of New York Mellon Trust Company, N.A., successor to The Bank of New York Mellon (formerly known as The Bank of New York), a national banking association, as Trustee (herein called the “Trustee”) under the Indenture (For Senior Securities) dated as of December 1, 2000 between the Company and the Trustee (the “Indenture”).

RECITALS OF THE COMPANY

The Company has executed and delivered the Indenture to the Trustee to provide for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness (the “Securities”), said Securities to be issued in one or more series as provided in the Indenture.

Section 901(5) of the Indenture provides that, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee may enter into one or more indentures supplemental to the Indenture for the purpose of adding to, changing or eliminating any of the provisions of the Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination shall neither (i) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Security with respect to such provision.

Section 901(7) of the Indenture provides that, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee may enter into one or more indentures supplemental to the Indenture for the purpose of establishing the form or terms of Securities of any series.

Pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its Floating Rate Senior Notes due 2026 (herein called the “Notes”), the form and substance of such Notes and the terms, provisions, and conditions thereof to be set forth as provided in the Indenture and this Fifth Supplemental Indenture.

All things necessary to make this Fifth Supplemental Indenture a valid agreement of the Company, and to make the Notes described herein, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been done.

NOW, THEREFORE, THIS FIFTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of each of the Notes and the terms, provisions, and conditions thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as applicable, as follows:

ARTICLE One

GENERAL TERMS AND CONDITIONS OF THE NOTES

SECTION 101.         Additional Definitions. For all purposes of this Fifth Supplemental Indenture:

Capitalized terms used herein shall have the meaning specified herein or in the Indenture, as the case may be.

“Benchmark” means, initially, Compounded SOFR, provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company (or the Designee) as of the Benchmark Replacement Date:

(1)            the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)            the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(3)            the sum of: (a) the alternate rate of interest that has been selected by the Company (or the Designee) as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company (or the Designee) as of the Benchmark Replacement Date:

(1)            the spread adjustment, or method for calculating or determining such spread adjustment, (which may be positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)            if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)            the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company (or the Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

The Benchmark Replacement Adjustment shall not include the Margin and such Margin shall be applied to the Benchmark Replacement to determine the interest payable on the Notes.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition or interpretation of “interest period”, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenor, and other administrative matters), or any other changes to any other terms or provisions of the Notes, in each case that the Company (or the Designee) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company (or the Designee) decides that adoption of any portion of such market practice is not administratively feasible or if the Company (or the Designee) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company (or the Designee) determines is reasonably necessary or practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)            a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Business Day” means, with respect to any Note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

“Calculation Agent” means a banking institution or trust company appointed by the Company to act as calculation agent, initially The Bank of New York Mellon Trust Company, N.A.

“Compounded SOFR” means as determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR IndexStart” = For periods other than the initial interest period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial interest period, the SOFR Index value two U.S. Government Securities Business Days before the date of original issuance;

“SOFR IndexEnd” = The SOFR Index value on the Interest Payment Determination Date relating to the applicable Interest Payment Date (or, in the final interest period, relating to the Maturity Date); and

“dc” is the number of calendar days in the relevant Observation Period.

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

“Designee” means an independent financial advisor or such other designee of the Company. The Bank of New York Mellon Trust Company, N.A. shall not be the Designee.

“Interest Payment Date” has the meaning set forth in Section 105(a) hereof.

“Interest Payment Determination Date” means the date two U.S. Government Securities Business Days before each Interest Payment Date.

“interest period” means the period commencing on any Interest Payment Date (or, with respect to the initial interest period only, commencing on the Issue Date) to, but excluding, the next succeeding Interest Payment Date, and, in the case of the last such period, from and including the Interest Payment Date immediately preceding the Maturity Date to but excluding the Maturity Date.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Issue Date” has the meaning set forth in Section 105(a) hereof.

“Margin” has the meaning set forth in Section 105(a) hereof.

“Maturity Date” has the meaning set forth in Section 102 hereof.

“Observation Period” means, in respect of each interest period, the period from, and including, the date that is two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date that is two U.S. Government Securities Business Days preceding the Interest Payment Date for such interest period (or in the final interest period, preceding the Maturity Date).

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, and (2) if the Benchmark is not Compounded SOFR, the time determined by the Company (or the Designee) in accordance with the Benchmark Replacement Conforming Changes.

“Regular Record Date” has the meaning set forth in Section 105(a) hereof.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1)             the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); provided that:

(2)             if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the last paragraph of the definition of Compounded SOFR; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to Section 107 hereof.

“SOFR Index Determination Time” has the meaning set forth in the definition of SOFR Index.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Fifth Supplemental Indenture.

The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Fifth Supplemental Indenture.

SECTION 102.         Authentication and Delivery. There shall be and is hereby authorized a series of Securities designated the “Floating Rate Senior Notes due 2026” initially limited in aggregate principal amount to $350,000,000, which amount shall be as set forth in a Company Order for the authentication and delivery of Notes. The Notes shall mature and the principal shall be due and payable together with all accrued and unpaid interest thereon on June 10, 2026 (the “Maturity Date”), and the Notes shall be issued in the form of registered Securities without coupons.

The foregoing principal amount of the Notes may be increased from time to time as permitted by Section 301 of the Indenture. All Notes need not be issued at the same time and such series may be reopened at any time, without notice to, or the consent of, the then existing Holders, for issuance of additional Notes. Any such additional Notes will be equal in rank and have the same respective maturity, payment terms, and other terms as the Notes initially issued, except for the issue date, public offering price, payment of interest accruing prior to the issue date, and first payment of interest following the issue date of the additional Notes, but the Company will not issue such additional Notes unless the additional Notes are fungible with the previously issued Notes for U.S. federal income tax purposes or are issued with a separate CUSIP number.

SECTION 103.         Global Security. The Notes shall be issued in certificated form, except that the Notes shall be issued initially as a Global Security to and registered in the name of Cede & Co., as nominee of The Depository Trust Company, as Depositary therefor. Any Notes to be issued or transferred to, or to be held by, Cede & Co. (or any successor thereof) for such purpose shall bear the depositary legend in substantially the form set forth at the top of the form of Note in Section 401 hereof (in lieu of that set forth in Section 204 of the Indenture), unless otherwise agreed by the Company, such agreement to be confirmed in writing to the Trustee. Each such Global Security may be exchanged in whole or in part for Notes registered, and any transfer of such Global Security in whole or in part may be registered, in the name(s) of Persons other than such Depositary or a nominee thereof only under the circumstances set forth in clause (2) of the last paragraph of Section 305 of the Indenture, or such other circumstances in addition to or in lieu of those set forth in clause (2) of the last paragraph of Section 305 of the Indenture as to which the Company shall agree, such agreement to be confirmed in writing to the Trustee. Upon the occurrence of any such event, the Notes will be issued in such names as the Depositary shall instruct the Trustee.

SECTION 104.         Place of Payment and Place for Registration of Transfers and Exchange. Principal of, and premium, if any, and interest on, the Notes will be payable, the transfer of Notes will be registrable and the Notes will be exchangeable for Notes bearing identical terms and provisions, at the office or agency of the Company in the City of Dallas, State of Texas; provided, however, that payment of interest may be made at the option of the Company by wire transfer to any Holder or by deposit to the account of the Holder of any such Notes if such account is maintained with the Trustee, in each case according to the written instructions given by such Holder on or prior to the applicable record date to the Trustee, which written instructions shall remain in effect until revised by such Holder by an instrument in writing delivered to the Trustee.

SECTION 105.         Payment of Interest.

(a) The Notes shall bear interest at an annual rate equal to Compounded SOFR plus 82 basis points (the “Margin”) from and including June 10, 2024 (the “Issue Date”) to, but excluding, the Maturity Date. Interest shall be payable quarterly in arrears on March 10, June 10, September 10 and December 10 of each year (each an “Interest Payment Date”), beginning on September 10, 2024. The record date (the “Regular Record Date”) for interest payable on any Interest Payment Date shall be the close of business on (1) the Business Day immediately preceding such Interest Payment Date so long as all of the Notes remain in book-entry only form or (2) the 15th calendar day immediately preceding such Interest Payment Date if any of the Notes do not remain in book-entry only form. Interest on the Notes will accrue from and including the Issue Date to but excluding the first Interest Payment Date. Starting on the first Interest Payment Date, interest on the Notes will accrue from and including the last Interest Payment Date to which the Company has paid, or duly provided for the payment of, interest on the Notes to but excluding the next succeeding Interest Payment Date. No interest will accrue on the Notes for the day that the Notes mature. The amount of interest payable for any period will be computed on the basis of a 360-day year and the actual number of days in the Observation Period.

(b) Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holders on such Regular Record Date and may either (i) be paid to the Person in whose name such Note (or one or more Predecessor Securities) is registered at the close of business on the Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Notes not less than 10 days prior to such Special Record Date, or (ii) be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or traded, and upon such notice as may be required by such exchange or automated quotation system, all as more fully provided in the Indenture.

(c) If any Interest Payment Date falls on a day that is not a Business Day, the Company will make the interest payment on the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case (other than in the case of the Maturity Date) the Company will make the interest payment on the immediately preceding Business Day. If an interest payment is made on the next succeeding Business Day, no interest will accrue as a result of the delay in payment. If the Maturity Date of the Notes falls on a day that is not a Business Day, the payment due on such date will be postponed to the next succeeding Business Day, and no further interest will accrue in respect of such postponement.

SECTION 106.         Calculations.

(a) On each Interest Payment Determination Date relating to the applicable Interest Payment Date, the Calculation Agent will calculate the amount of accrued interest payable on the Notes by multiplying (i) the outstanding principal amount of the Notes by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360. In no event will the interest on the Notes be less than zero. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the SOFR Administrator may publish after the interest rate for that interest period has been determined.

(b) Absent willful misconduct, gross negligence or manifest error, the calculation of the applicable interest rate for each interest period by the Calculation Agent or, in certain circumstances, by the Company (or the Designee) will be final and binding on the Company, the Trustee, and the Holders of the Notes.

(c) None of the Trustee, Paying Agent, Security Registrar or Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest payment determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, each of the Trustee, the Paying Agent, the Security Registrar and the Calculation Agent shall be entitled to conclusively rely on any determinations made by the Company or the Designee without independent investigation, and none will have any liability for actions taken at the Company’s direction in connection therewith.

(d) None of the Trustee, Paying Agent, Security Registrar or Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties described in the Indenture as a result of the unavailability of SOFR, the SOFR Index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information contemplated by the Indenture and reasonably required for the performance of such duties. None of the Trustee, the Paying Agent, the Security Registrar or the Calculation Agent shall be responsible or liable for the Company’s actions or omissions or for those of the Designee, or for any failure or delay in the performance by the Designee, nor shall any of the Trustee, the Paying Agent, the Security Registrar or the Calculation Agent be under any obligation to oversee or monitor the Company’s performance or that of the Designee.

SECTION 107.         Effect of Benchmark Transition Event.

(a) If the Company (or the Designee) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates.

(b) In connection with the implementation of a Benchmark Replacement, the Company (or the Designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.

(c) Any determination, decision or election that may be made by the Company (or the Designee) pursuant to this Section 107, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the Company’s (or the Designee’s) sole discretion, and, notwithstanding anything to the contrary in any documentation relating to the Notes, shall become effective without consent from the Holders of the Notes or any other party.

(d) For the avoidance of doubt, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each interest period on the Notes will be an annual rate equal to the sum of the Benchmark Replacement and the Margin.

(e) Notwithstanding anything to the contrary in the Indenture, if the Company (or the Designee) determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth in this Section 107 will thereafter apply to all determinations of the rate of interest payable on the Notes.

SECTION 108.         Defeasance of the Notes. The Notes shall be defeasible pursuant to Section 1302 or 1303 of the Indenture.

SECTION 109.         Minimum Denominations. The Notes shall be issuable in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

ARTICLE Two

OTHER TERMS AND CONDITIONS OF THE NOTES

SECTION 201.         Notices, Etc., to Trustee and Company. Solely for purposes of the Notes, Section 105 of the Indenture shall be amended by adding the following paragraph at the end thereof:

The Trustee shall have the right to accept and act upon instructions or directions, including funds transfer instructions, pursuant to this Indenture and delivered using Electronic Means (“Instructions”); provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures. "Electronic Means" shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

SECTION 202.         Waiver of Jury Trial, Submission to Jurisdiction and Tax Law Matters. Solely for purposes of the Notes, Article One of the Indenture shall be amended by adding the following Sections:

SECTION 114.         Waiver of Jury Trial.

Each of the Company, the Holders and the Trustee hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Indenture, the Notes or the transaction contemplated hereby.

SECTION 115.         Submission to Jurisdiction.

The Company hereby (a) irrevocably submits, to the fullest extent permitted by applicable law, to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Indenture and the Notes and (b) irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts.

SECTION 116.         Tax Law Matters.

In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Tax Law”), the Company agrees (a) to provide to the Trustee sufficient information about Holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) so the Trustee can determine whether it has tax-related obligations under Applicable Tax Law, (b) that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Tax Law for which the Trustee shall not have any liability and (c) to hold harmless the Trustee for any losses the Trustee may suffer due to the actions it takes to comply with such Applicable Tax Law unless such actions taken by the Trustee were negligent or of its own willful misconduct. The terms of this Section 116 shall survive the termination of this Indenture.

SECTION 203.         Certain Rights of Trustee. Solely for purposes of the Notes, Section 603 of the Indenture shall be amended by deleting “and” at the end of clause (6) thereof, by replacing the period at the end of clause (7) thereof with “; and”, and by adding the following clause (8) thereto:

(8)             the Trustee shall not be deemed to have notice of any default or Event of Default unless written notice of any event that is in fact such a default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee and such notice references the Notes and this Indenture. The Trustee shall not be liable for any action taken, suffered or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture. The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts. The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and each agent, custodian and other Person employed to act hereunder. Delivery of reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, without limitation, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, or interruptions, losses or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 204.         Definitions. Solely for purposes of the Notes, Section 101 of the Indenture shall be amended by deleting the following definitions in their entirety and replacing such definitions with the following:

“Company Request” or “Company Order” means a written request or order signed in the name of the Company by any two of its Chief Executive Officer, its Chief Financial Officer, its General Counsel, its Treasurer, its Secretary, an Assistant Secretary of the Company or an Associate Secretary of the Company, and delivered to the Trustee.

“Officers’ Certificate” means a certificate signed by any two of the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, the Company’s General Counsel, the Company’s Treasurer, the Company’s Secretary, an Assistant Secretary of the Company or an Associate Secretary of the Company, and delivered to the Trustee. One of the officers signing an Officers’ Certificate given pursuant to Section 1004 shall be the principal executive, financial or accounting officer of the Company.

SECTION 205.         Reports by the Company. Solely for purposes of the Notes, Section 704 of the Indenture shall be amended by adding the following sentence at the end thereof:

Information, documents and reports filed with the Commission via the Commission’s EDGAR system (or any successor system thereto) will be deemed to be filed with the Trustee and transmitted to Holders as of the time of such filing via EDGAR (or such successor system) for purposes of this Section 704.

SECTION 206.         Supplemental Indentures With Consent of Holders. Solely for purposes of the Notes, Section 902 of the Indenture shall be amended by replacing “not less than 66-2/3%” in the first sentence thereof with “a majority”.

SECTION 207.         Maintenance of Properties. Solely for purposes of the Notes, Section 1006 of the Indenture shall be deleted in its entirety.

SECTION 208.         Payment of Taxes and Other Claims. Solely for purposes of the Notes, Section 1007 of the Indenture shall be deleted in its entirety.

SECTION 209.         Authentication of the Notes. Solely for purposes of the Notes, Section 303 of the Indenture shall be amended by adding “or electronic” after “manual” in the first, second, and last paragraphs thereof.

ARTICLE Three

LIMITATION ON LIENS

SECTION 301.         Limitation on Liens. So long as any of the Notes are Outstanding, the Company shall not, directly or indirectly (including through a Subsidiary), create, incur, assume or permit to exist any lien, pledge or security interest on any of the capital stock of Arizona Public Service Company, an Arizona corporation. For purposes of this Section 301, the reference to “corporation” in the definition of “Subsidiary” in Section 101 of the Indenture shall be amended to “corporation or any other entity”.

ARTICLE Four

FORM OF NOTES

SECTION 401.         Form of Notes. The Notes and the Trustee’s certificate of authentication thereon shall be substantially in the following forms:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO PINNACLE WEST CAPITAL CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

PINNACLE WEST CAPITAL CORPORATION

Floating Rate Senior Note due 2026

No. 1	$350,000,000
CUSIP No. 723484 AL5

Pinnacle West Capital Corporation, a corporation duly organized and existing under the laws of the State of Arizona (the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Three Hundred and Fifty Million Dollars ($350,000,000) on June 10, 2026, and to pay interest thereon and on any overdue interest from June 10, 2024 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on March 10, June 10, September 10 and December 10 of each year, commencing September 10, 2024, at an interest rate equal to Compounded SOFR plus 0.82% per annum, until the principal hereof is paid or made available for payment. The amount of interest payable for any period will be computed on the basis of a 360-day year and the actual number of days in the Observation Period.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be {the Business Day immediately preceding such Interest Payment Date}{the 15th calendar day immediately preceding such Interest Payment Date, whether or not a Business Day}1. If any Interest Payment Date falls on a day that is not a Business Day, the Company will make the interest payment on the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case (other than in the case of the Maturity Date) the Company will make the interest payment on the immediately preceding Business Day. If an interest payment is made on the next succeeding Business Day, no interest will accrue as a result of the delay in payment. If the Maturity Date of the Notes falls on a day that is not a Business Day, the payment due on such date will be postponed to the next succeeding Business Day, and no further interest will accrue in respect of such postponement. A “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Securities of this series may be listed or traded, and upon such notice as may be required by such exchange or automated quotation system, all as more fully provided in the Indenture.

Payment of the principal of (and premium, if any) and any interest on this Security will be made at the office or agency of the Company maintained for that purpose through the corporate trust office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by wire transfer to any Holder or by deposit to the account of the Holder of any such Securities if such account is maintained with the Trustee, in each case according to the written instructions given by such Holder on or prior to the applicable record date to the Trustee, which written instructions shall remain in effect until revised by such Holder by an instrument in writing delivered to the Trustee.

Reference is hereby made to the further provisions of this Security set forth following the Company’s signature hereto, which further provisions shall for all purposes have the same effect as if set forth at this place.

1 NTD: Insert first bracketed language if Global Security otherwise insert second bracketed language.

Unless the certificate of authentication hereon has been executed by the Trustee referred to following the Company’s signature hereto by manual or electronic signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

PINNACLE WEST CAPITAL CORPORATION

By:
Paul Mountain
Vice President, Finance and Treasurer

Attest:

By:
Diane Wood
Corporate Secretary

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture (For Senior Securities), dated as of December 1, 2000 (such instrument as originally executed and delivered and as supplemented or amended from time to time, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., successor to The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a description of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

The Securities of this series will not be subject to redemption or to any sinking fund.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security and certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

The Indenture contains provisions restricting the Company’s ability to create, incur, assume or permit to exist any lien, pledge or security interest on any of the capital stock of Arizona Public Service Company, an Arizona corporation.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee without the consent of such Holders in certain circumstances, or with the consent of the Holders of not less than 66-2/3% in principal amount of the affected Securities at the time Outstanding; provided, however, that, for purposes of the Securities of this series, such 66-2/3% threshold has been replaced with a majority threshold. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the affected Securities at the time Outstanding, on behalf of the Holders of all such Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy under the Indenture, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee or any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Form of Trustee’s Certificate of Authentication.

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

As Trustee

By
Authorized Officer

SECTION 402.         General Provisions. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Fifth Supplemental Indenture, and the Company, by its execution and delivery of this Fifth Supplemental Indenture, expressly agrees to such terms and provisions and to be bound thereby. However, to the extent any provision of the Notes conflicts with the express provisions of this Fifth Supplemental Indenture or the Indenture, the provisions of this Fifth Supplemental Indenture or the Indenture, as applicable, shall govern and be controlling.

ARTICLE Five

ORIGINAL ISSUE OF NOTES

SECTION 501.         Issuance of Notes. Subject to Section 102, Notes in the aggregate principal amount of $350,000,000 may, upon execution of this Fifth Supplemental Indenture, or from time to time thereafter, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes, in accordance with a Company Order delivered to the Trustee by the Company, without any further action by the Company.

ARTICLE Six

CALCULATION AGENT, PAYING AGENT AND REGISTRAR

SECTION 601.         Appointment of Calculation Agent, Paying Agent and Registrar. The Bank of New York Mellon Trust Company, N.A. will be the Calculation Agent, Paying Agent and Security Registrar for the Notes.

ARTICLE Seven

SUNDRY PROVISIONS

SECTION 701.         Defined Terms. Except as otherwise expressly provided in this Fifth Supplemental Indenture or in the form of the Notes, or otherwise clearly required by the context hereof or thereof, all terms used herein or in said form of the Notes that are defined in the Indenture shall have the several meanings respectively assigned to them thereby.

SECTION 702.         Ratification of Indenture. The Indenture, as heretofore supplemented and amended, and as supplemented by this Fifth Supplemental Indenture, is in all respects ratified and confirmed, and this Fifth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 703.         About the Trustee. The Trustee hereby accepts the trusts herein declared, provided, created, supplemented or amended and agrees to perform the same upon the terms and conditions herein and in the Indenture, as heretofore supplemented and amended, set forth and upon the following terms and conditions:

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fifth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. Each and every term and condition contained in Article Six of the Indenture shall apply to and form a part of this Fifth Supplemental Indenture with the same force and effect as if the same were herein set forth in full with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Fifth Supplemental Indenture.

SECTION 704.         Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper- based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

{REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK}

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the day and year first above written.

PINNACLE WEST CAPITAL CORPORATION

By:	/s/ Paul Mountain
Name: Paul Mountain
Title: Vice President, Finance and Treasurer

Attest:

/s/ Diane Wood
Name: Diane Wood
Title: Assistant Vice President, Associate General Counsel, and Corporate Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Michael C. Jenkins
Name: Michael C. Jenkins
Title: Vice President